Exhibit 23 (e)(vii) under Form N-1A
Exhibit 1 under Item 601/Reg. S-K

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of March 21, 2009, between WesMark Funds, a Massachusetts business trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of the portfolios listed in Appendix A (the “Portfolios”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Trust wishes to employ the services of ALPS in connection with the promotion and distribution of the shares of the Trust (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	ALPS Appointment and Duties.

(a)
The Trust hereby appoints ALPS to provide the distribution services set forth in this Agreement on Appendix B, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)
ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	Expenses.

(a)
ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein.  ALPS will not bear any of the costs of Trust officers or employees (other than employees of ALPS who are named as officers of the Trust).  Other Trust expenses incurred shall be borne by the Trust or the Trust’s investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Trust shall determine it advisable to qualify such Shares for sale (including registering the Trust as a broker or dealer or any officer of the Trust as agent or salesman in any state); registered representative licensing of any personnel of the Trust or its investment adviser, other than employees of ALPS who are named officers of the Trust; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Trust shares; administration, transfer agency and custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; FINRA advertising/filing fees; FINRA registration and licensing fees for any person or entity affiliated with or employed by the Trust or its investment adviser, other than employees of ALPS who are named officers of the Trust, which include, but shall not be limited to, costs for study materials, classes, opening test taking windows, exams, state registration, fulfillment of the regulatory element, fulfillment of the firm element, the annual compliance meeting and on-site examinations of the office(s) of those individuals registered with FINRA;  advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; travel expenses to Board meetings and on-sight supervisory reviews; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.
Documents.  The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, advisory agreement(s), custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic shareholder reports of the Trust, and all forms relating to any plan, program or service offered by the Trust to shareholders. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents reasonably necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.           Sales of Shares.

(a)
The Trust grants to ALPS the right to sell the Shares as agent on behalf of the Trust, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. ALPS shall have the right to sell, as agent on behalf of the Trust, the Shares covered by the registration statement, prospectus and statement of additional information for the Trust then in effect under the 1933 Act and 1940 Act.

(b)	The rights granted to ALPS shall be exclusive, except that the Trust reserves the right to sell Shares directly to investors on applications received and accepted by the Trust.

(c)
Except as otherwise noted in the Trust’s current prospectus and/or statement of additional information, all Shares sold to investors by ALPS or the Trust will be sold at the public offering price.  The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Trust’s current prospectus and/or statement of additional information.

(d)
The Trust shall receive the net asset value per Share on all sales.  If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the Trust.  The net asset value of the Shares will be calculated by the Trust or by another entity on behalf of the Trust (which may be an affiliate of ALPS).  ALPS has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.  However, this shall not in any way limit the liability that an affiliate of ALPS may have for the calculation of the net asset value per Share pursuant to a separate agreement between the Trust and the affiliate of ALPS.

(e)
The Trust reserves the right to suspend sales and ALPS’ authority to process orders for Shares on behalf of the Trust if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(f)
In consideration of these rights granted to ALPS, ALPS agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. ALPS shall review and file such materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent ALPS from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. ALPS will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(g)
ALPS is not authorized by the Trust to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for ALPS’ use. Consistent with the foregoing, ALPS may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Trust, provided such sales literature complies with applicable law and regulations.

(h)
The Trust agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act. The Trust shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Trust shall furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Shares of the Trust.

(i)
The Trust acknowledges and agrees that ALPS will execute any and all documents and furnish any and all information and otherwise take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Trust may designate.  The Trust must notify ALPS in writing of the states in which the Shares may be sold and must notify ALPS in writing of any changes to the information contained in the previous notification.

(j)
The Trust shall not use the name of ALPS, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of ALPS (which shall not be unreasonably withheld); provided, however, that ALPS hereby approves all lawful uses of the names of ALPS and its affiliates in the prospectus and statement of additional information of the Trust and in all other materials which merely refer in accurate terms to its appointment hereunder or which are required by the SEC, FINRA, OCC or any state securities authority.

(k)
Neither ALPS nor any of its affiliates shall use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner without the prior consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name in any required regulatory filings of ALPS which merely refer in accurate terms to the appointment of ALPS hereunder, or which are required by the SEC, FINRA, OCC or any state securities authority.

(l)	ALPS will promptly transmit any orders received by it for purchase, redemption, or exchange of the Shares to the Trust’s transfer agent.

(m)
The Trust agrees to issue Shares of the Trust and to request the transfer agent in writing or other means of data transmission to record on its books the ownership of such Shares in such amounts as ALPS has requested.  Such request will be made as promptly as practicable after the acceptance of such order by the Trust, upon the terms described in the Registration Statement.

5.
Insurance.  ALPS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Trust.  ALPS shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. ALPS shall notify the Trust of any material claims against it, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

6.	Right to Receive Advice.

(a)
Advice of the Trust and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian or other service providers.

(b)
Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser, or ALPS, at the option of ALPS).

(c)
Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Trust and instructions ALPS receives from any other service provider of the Trust, then ALPS shall follow the directions, advice or instructions of the Trust.

7.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)
In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)
the inaccuracy of factual information furnished to ALPS by the Trust or the Trust’s investment adviser, custodians or other service providers that are not affiliated with ALPS and are not a party that ALPS has employed or affiliated itself with pursuant to section 1(b) of this Agreement;

(ii)
any untrue statement of a material fact or omission of a material fact required to  be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report or other information filed or made public by the Trust (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of ALPS or an affiliate of ALPS or a party that ALPS has employed or affiliated itself with pursuant to section 1(b) of this Agreement;

(iii)	for any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iv)
for any loss suffered by the Trust as a result of losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party other than an affiliate of ALPS or a party that ALPS has employed or affiliated itself with pursuant to section 1(b) of this Agreement;

(v)
ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS receives from the Trust or a service provider to the Trust other than an affiliate of ALPS or a party that ALPS has employed or affiliated itself with pursuant to section 1(b) of this Agreement and that ALPS reasonably believes to be genuine; or

(vi)	any other action or omission to act which ALPS takes in connection with the provision of services to the Trust.

(c)
ALPS shall indemnify and hold harmless the Trust, the Trust’s investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

8.
Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

9.
Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Trust.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust.  The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense.  ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

10.
Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

11.
Compliance with Rules and Regulations.  ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than quarterly or as otherwise reasonably requested by the Trust.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

12.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

13.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is a trust duly organized and existing and in good standing under the laws of the state of Massachusetts and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval of ALPS, which approval shall not be unreasonably withheld or delayed except that no approval shall be required for the Trust to make any modifications to its registration statement required in order to reasonably comply with the 1933 Act, 1940 Act or any other applicable laws, rules, regulations.

14.
Consultation Between the Parties.  ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement.  In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

15.
Anti-Money Laundering.  ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Trust, ALPS will supply the Trust with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time.

16.
Identity Theft Program.  ALPS represents that its affiliate, ALPS Fund Services, Inc., has created and maintains an identity theft program in compliance with the rules and regulations promulgated by the Federal Trade Commission, federal bank regulatory agencies, and the National Credit Union Administration that have been issued in order to implement section 114 of the Fair and Accurate Credit Transactions Act of 2003 (such rules and regulations are known as the “Red Flag Rules”).  The Trust acknowledges that is has received a copy of ALPS Fund Services, Inc.’s Identity Theft Prevention Program (effective November 1, 2008) (the “Policy”).  ALPS confirms that, as soon as reasonably practicable, it will provide relevant certifications and representations regarding the Policy as the Trust may reasonably request from time to time.

17.
Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

18.         Duration and Termination of this Agreement.

(a)
Initial Term.  This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)
Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Portfolio of the Trust, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval.

(c)
This Agreement is terminable without penalty on sixty (60) days’ written notice by the Trust’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant Portfolio of the Trust, or by ALPS.

(d)
Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust which expense shall be reasonably agreed upon in good faith by the Trust and ALPS) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder.   In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 150 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

19.
Assignment.  This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).  This Agreement shall not be assignable by a party without the prior written consent of the other party.

20.
Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

21.
Names.  The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

22.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

23.
Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado  80203
Attn:  General Counsel
Fax:  (303) 623-7850

To the Trust:

WesMark Funds
1 Bank Plaza, Fifth Floor
Wheeling, WV  26003
Attn:  Jerry Schmitt
Fax: (304) 234-9476

With a copy to:

Reed Smith LLP
1001 Liberty Avenue
Pittsburgh PA 15222
Attn: Todd Zerega
Fax:  (412) 288-3063

24.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.
Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

26.  Limitation of Liability.  ALPS is expressly put on notice of the limitation of liability as set forth in the Trust’s Declaration of Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in any case to the Trust and its assets and ALPS shall not seek satisfaction of any such obligation from the shareholders of the Trust, the Trustees, officers, employees or agents of the Trust, or any of them.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WESMARK FUNDS

By:
Name:
Title:

ALPS DISTRIBUTORS, INC.

By:
Name:
Title

APPENDIX A

LIST OF PORTFOLIOS

WesMark Small Company Growth Fund
WesMark Growth Fund
WesMark Balanced Fund
WesMark Government Bond Fund
WesMark West Virginia Municipal Bond Fund

APPENDIX B

SERVICES

•	Act as legal underwriter/distributor.

•	Prepare, update, execute and maintain broker/dealer selling agreements.

•	Review/file all marketing materials (including Internet sites) with FINRA.